Exhibit 99.2

Important Notice Regarding the Availability of Materials

FORTUNE BRANDS HOME & SECURITY, INC.

You are receiving this communication because you hold common stock in Fortune Brands Home & Security, Inc. (“Fortune Brands”). Fortune Brands has released informational materials regarding the spin-off of MasterBrand, Inc. (“MasterBrand”) and its consolidated subsidiaries from Fortune Brands that are now available for your review. This notice provides instructions on how to access Fortune Brands materials for informational purposes only.

To effectuate the spin-off, Fortune Brands will distribute on a pro rata basis to its stockholders all of the issued and outstanding shares of MasterBrand common stock held by it. Immediately following the distribution, which will be effective as of the date and time referenced in the Information Statement that MasterBrand has prepared in connection with the spin-off, MasterBrand will be an independent, publicly traded company. Fortune Brands is not soliciting proxy or consent authority in connection with the spin-off.

The materials consist of the Information Statement, plus any supplements (if any), that MasterBrand has prepared in connection with the spin-off. You may view the materials online at www.materialnotice.com and easily request a paper or e-mail copy (see reverse side).

See the reverse side for instructions on how to access materials.

Materials Available to VIEW or RECEIVE:	→

How to View Online:

Visit: www.materialnotice.com. Have the information that is printed in the box marked by the arrow above.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:	www.materialnotice.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@materialnotice.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow above in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

THIS NOTICE WILL ENABLE YOU TO ACCESS MATERIALS FOR INFORMATIONAL PURPOSES ONLY

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